EXHIBIT 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE...

Colgate Previews Third Quarter Earnings

New York, New York, September 20, 2004. . . Colgate-Palmolive Company today announced that the company’s worldwide unit volume and market shares are growing and above expectations, but the increased marketing spending that fueled that growth will result in second half earnings below previous expectations. The company expects earnings per share in the $.57 to $.59 range for both the third and fourth quarters. Current analysts’ expectations are $.64 to $.69 for the third quarter and $.66 to $.71 for the fourth quarter.

Reuben Mark, Chairman and CEO stated, “As planned, we have sharply increased marketing spending to build market share and aggressively improve our brand franchises here and abroad. We are making that investment and adding to it and as a result our global volume trends are accelerating off our already strong base. Our heavy commercial spending is also reflected in excellent market share increases with extraordinary toothpaste growth to an all time market share record here in the U.S.

At the same time, an industry-wide increase in raw and packing material costs has offset our “Funding the Growth” programs to an unusual degree. Our savings programs will likely add over 100 basis points but will be more than offset by the combination of higher commercial investment levels and increased raw material and packaging costs. The combined effect of increased spending and the rise in material costs is projected to result in gross profit margin for full year 2004 that will be even with or slightly better than the record 55% set in 2003.

Looking at the third quarter, while we only have results for the first two months, worldwide volume for the quarter should be up over 7%, with dollar sales up about the same. Operating profit in North America and Europe should be up. Operating profit in our other international divisions and at Hill’s is expected to be level with the prior year, resulting in a slight increase in worldwide operating profit. As previously announced, the tax rate will be sharply higher than last year.”

Mr. Mark continued, “We are confident that we are taking the right measures to accelerate our growth and profitability for 2005 and beyond. It is vital that we maintain the aggressive commercial spending to build market share and blunt competitive efforts. In addition, we recently announced a new senior management organization specifically designed to focus on key strategic initiatives. As part of this focus on long term growth, we intend to accelerate even further a number of “Funding the Growth” savings projects planned for the future.”

At 8:30 a.m. ET today, Colgate will host a conference call. To access the conference call, the domestic dial-in number is 800-289-0569 and the international dial-in number is 913-981-5542. Use confirmation code 694080. To access a replay of the conference call after 11:30 a.m. ET, the domestic dial-in number is 888-203-1112 and the international dial-in number is 719-457-0820. Use confirmation code 694080. To access this call as a webcast, please go to Colgate’s web site on the internet at http://www.colgate.com. For those unable to participate during the live webcast, a replay of the webcast will be made available through the For Investors page of Colgate’s website.

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at http://www.colgate.com.

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This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2003) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website on the Internet at http://www.colgate.com.